NEWS

For Immediate Release

Contacts:

Modine Manufacturing: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine and Bloom Energy Reach Agreement
On Licensing of Fuel Cell Technology

RACINE, WI, October 10, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced the company has reached a definitive agreement with Bloom Energy, a leading developer of fuel cell-based distributed energy systems, under which Bloom Energy will license certain Modine-developed thermal management technology.

Leading edge companies and research institutions in the United States and around the world are focusing on fuel cell-based power generation.  The electromechanical conversion of chemical energy to electricity in a fuel cell is a very efficient and environmentally friendly process, making fuel cells an attractive alternative to conventional power generation, solar energy, and wind power.

“Modine remains firmly committed to advancing its fuel cell activity and working closely with key business partners worldwide toward commercialization of this clean alternative-energy technology,” said Thomas A. Burke, Modine President and Chief Executive Officer. ”The decision to license this specific intellectual property from our fuel cell technology portfolio reflects our commitment to make strategic choices on development opportunities which optimize our technical and financial resources. This agreement enables us to maintain our ongoing focus on fuel cell technology development, while allowing Bloom Energy to move forward with its plans to bring its leading-edge product to market.“

Under this licensing agreement, Bloom Energy will pay a one-time fee of $12 million to Modine for the technology rights to produce thermal management systems using Modine’s technology.  In addition, Modine will provide products and services to Bloom Energy through December 2009.  Modine and Bloom Energy will continue to explore future collaborative projects in the field of fuel cell-based stationary power. The agreement was effective on October 7, 2008.

At a conference call to review second quarter financial results, scheduled for October 30, 2008, Modine management intends to discuss the impact of this one-time payment, the effects of the credit crisis and other factors on the company’s fiscal 2009 sales and earnings guidance.

About Modine – www.modine.com
With restated fiscal 2008 revenues of $1.9 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilation and air conditioning) equipment, industrial equipment, refrigeration systems and fuel cells. Based in Racine, Wisconsin, the company has more than 7,900 employees worldwide in 33 locations in 15 countries. For information about Modine, visit www.modine.com.

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